Exhibit 99.2

News Release

Media Contact:	Ron Rogers (801) 584-3065 rrogers@myriad.com	Investor Contact:	Scott Gleason (801) 584-1143 sgleason@myriad.com

Myriad Announces Retirement of Peter D. Meldrum, President and CEO

Company Appoints Mark C. Capone as New President and CEO Effective July 1, 2015

SALT LAKE CITY, Utah, Feb. 3, 2015 – Myriad Genetics, Inc. (Nasdaq: MYGN) today announced that Peter D. Meldrum, president and chief executive officer, has notified the company of his decision to retire at the conclusion of the fiscal year on June 30, 2015. Pursuant to the company’s succession plan, the board of directors has unanimously elected Mark C. Capone, currently president of Myriad Genetic Laboratories, Inc., as Mr. Meldrum’s successor. Mr. Capone, a 13-year veteran of the company, has worked closely with Mr. Meldrum and the board in charting the strategic direction and managing the overall business of the company, as well as regularly interfacing with our institutional shareholders.

“Pete has led Myriad for the past 24 years, since the founding of the company and has been the key architect in developing Myriad into one of the world leaders in molecular diagnostics,” said John Henderson, chairman of the board of directors of Myriad. “We are incredibly thankful for Pete’s years of extraordinary contributions to the company, and we wish him a long, healthy and fulfilling retirement.”

“I want to thank Myriad’s board of directors for their wisdom and guidance over the years, and in particular, I have enjoyed my partnership with our chairman, John Henderson. Most importantly, I will genuinely miss each and every one of the wonderful Myriad employees who make the company such a unique and special place to work,” said Mr. Meldrum. “I know I will leave Myriad in exceptionally capable hands with Mark Capone at the helm. I can’t think of anyone with better leadership skills than Mark Capone to guide Myriad into the future and wish him well as the new president and CEO.”

During Mr. Capone’s 13 years at Myriad, he has held various senior management positions, most recently as president of Myriad’s largest wholly-owned subsidiary, Myriad Genetic Laboratories. During his tenure at Myriad Genetic Laboratories, Mr. Capone has been responsible for growing the annual molecular diagnostic revenues from $14 million to over $700 million. In addition, over the past five years, Mr. Capone has been instrumental in developing and leading the strategic initiative to diversify the company’s molecular diagnostic test portfolio through internal development and acquisition. This has resulted in a twenty-fold increase in scientific publications and ten new products addressing a global market potential in excess of $15 billion dollars. Mr. Capone received his B.S. degree, with highest distinction, in chemical engineering from Penn State University, an M.S. degree in chemical engineering from Massachusetts Institute of Technology, and an M.S. degree in management from the Sloan School of Management at MIT. In total, Mr. Capone has almost 30 years of experience in the life science industry, having spent 17 years at Eli Lilly in various positions in sales and marketing, research and development, and manufacturing.

“Pete has been an outstanding and insightful mentor over the years,” commented Mr. Capone. “I feel honored to have worked closely with him, and I look forward to leading Myriad as the company continues the exciting journey to enrich the lives of our patients through pioneering science.”

About Myriad Genetics

Myriad Genetics is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions, and assess risk of disease progression and recurrence. Myriad is focused on strategic initiatives to grow existing markets, diversify through the introduction of new products, including companion diagnostics, and expand internationally. For more information on how Myriad is making a difference, please visit the company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, myPath, myRisk, myRisk Hereditary Cancer, myChoice, myPlan Lung Cancer, BRACAnalysis CDx, HRD, Vectra and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the retirement of Peter D. Meldrum as the Company’s president and CEO; the election of Mark C. Capone as successor to Mr. Meldrum; the growth of our annual molecular diagnostic revenues; the development or our strategic initiatives to diversify the company’s molecular diagnostic test portfolio; and the Company’s strategic initiatives under the caption “About Myriad Genetics.” These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our molecular diagnostic tests and pharmaceutical and clinical services may decline or will not continue to increase at historical rates; risks related to our ability to transition from our existing single cancer tests to our new cancer panel tests, including unexpected costs and delays; risks related to decisions or changes in the governmental or private insurers reimbursement levels for our tests or our ability to obtain reimbursement for our new tests at comparable levels to our existing tests; risks related to increased competition and the development of new competing tests and services; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and pharmaceutical and clinical services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and pharmaceutical and clinical services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and pharmaceutical and clinical services and any future tests and services are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities; risks related to public concern over our genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; risks related to our projections about our business, results of operations and financial condition; risks related to the potential market opportunity for our products and services; the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents or other intellectual property; risks related to changes in intellectual property laws covering our molecular diagnostic tests and pharmaceutical and clinical services or covering patents or enforcement in the United States and foreign countries generally; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

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